Securities Act File No. 333-107179

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A-4

☒ Registration Statement Under the Securities Act of 1933
☒	Pre-effective Amendment No. 4
☐	Post-effective Amendment No.

VICAN RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

11650 South State St., Ste. 240

Draper, Utah 84020

(Address of Principal Executive Offices)

(801) 816-2578

(Registrant’s Telephone Number, Including Area Code)

Mr. Chene C. Gardner, Chief Executive Officer

Vican Resources, Inc.

11650 South State St., Ste. 240

Draper, Utah 84020

(Name and Address of Agent for Service)

Copies to:

Kenneth I. Denos, Esq. Kenneth I. Denos, P.C. 11650 South State Street, Suite 240 Draper, UT 84020 Telephone: (801) 816-2511 Facsimile: (801) 816-2599

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer [ ] Accelerated Filer [ ] Non-Accelerated Filer [ ] Smaller reporting company [X]

Table of Contents

CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

Title of Securities Being Registered	Amount Being Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Class B Common Stock ($0.001 par value)	1,943,634	$19,436.34	$2.26

(1)	Represents the maximum number of Class B common shares to be registered for resale by the shareholders of the Registrant, at a ratio of 1 share of Class B common stock exchanged for every 1,000 shares of Class A common stock issued and outstanding as of October 31, 2013 (hereafter, the “Share Exchange”). We will not issue fractional shares and will round each fractional share up to the nearest whole share. Additionally, we will also round up to 200 Class B common shares for each shareholder whose holdings would otherwise be less than 200 shares following the Share Exchange. In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover additional shares of common stock pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457(c) based on the average closing price of our common stock as reported on the OTC for the five trading days prior to July 30, 2015.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Contents	ii

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, JULY 30, 2015

1,943,634 Shares of Common Stock

VICAN RESOURCES, INC.

________________________________________

This prospectus relates to the exchange and resale of shares of Class B common stock of Vican Resources, Inc. (hereafter, “we” “us” “our”, “Vican” or the “Company”) by the holders of certain Class B common shares (“Class B Holders”). We will not receive any of the proceeds from the sale of the shares of the Class B Holders. Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The Class B Holders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. Our common stock is traded on the over-the-counter market under the symbol “VCAN”. The closing price for our common stock on July 30, 2015 was $0.0002 per share, as reported by the OTC.

We have approved the issue of 1,943,634 shares of Class B common shares to our stockholders of record at a ratio of 1 share of Class B common stock for every 1,000 shares of Class A common stock issued and outstanding as of October 15, 2013 (“Share Exchange”). We will not issue fractional shares and will round each fractional share up to the nearest whole share. Additionally, we will also round up to 200 Class B common shares for each shareholder whose holdings would otherwise be less than 200 shares following the Share Exchange. Certificates representing those shares will not be issued by the Company unless and until the Company’s Registration Statement, of which this prospectus forms a part, has been declared effective. See “Summary of Share Exchange” on page 18 for a more complete discussion of the Share Exchange and the terms thereof.

Our auditors have expressed substantial doubt as to our ability to continue as a going concern. We expect that we will need approximately $25,000 in capital to continue as a going concern for the next twelve months from the date of this prospectus, excluding any costs or expenses we might incur with respect to any commercial or business development opportunities. We intend to raise capital to fund future operations through private placements and public securities offerings.

An investment in our common stock is subject to many risks and an investment in our shares will also involve a high degree of risk. See “Risk Factors“ on page 3 to read about factors you should consider before purchasing shares of our common stock.

_______________________________________

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the SEC. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is July 30, 2015

Table of Contents	iii

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not offering to sell these securities in any jurisdiction where such offering or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Table of Contents	iv

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

All statements contained in this prospectus that are not historical facts, including statements regarding anticipated activity, are “forward-looking statements” within the meaning of the federal securities laws, involve a number of risks and uncertainties and are based on our beliefs and assumptions and information currently available to us. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expect,” “objective,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “forecast,” “continue,” “strategy,” or “position” or the negative of such terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including:

•	The level of competition in the oil and gas business;
•	Our ability to obtain additional capital to finance exploration, and development of any oil and gas properties we hold or may hereafter acquire;
•	Our reliance upon management and particularly Chene Gardner, our Chief Executive Officer, to execute our business plan;
•	The volatility of our common stock price; and
•	The risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus and in our filings with the SEC.

We caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this prospectus.

Table of Contents	1

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “we,” “us,” “our,” “Vican” and the “Company” refer to Vican Resources, Inc. We refer in this prospectus to our executive officers and other members of our management team, collectively, as “Management.”

Vican Resources, Inc. was incorporated in the State of Nevada on September 5, 2002. From July 2009 until May 2011, we operated as a real estate services firm, seeking to capitalize on the real estate opportunities resulting from the dislocation in the credit markets, and by extension, the multifamily housing market, by acquiring, rehabilitating, stabilizing and selling distressed multifamily properties in the southern United States, predominantly in Texas.

On May 26, 2011, we changed our business when we sold our real estate services division and acquired all of the outstanding shares of Vican Trading, Inc., a Montreal-based purchaser and seller of metals, ores, and other commodities (hereafter, “Vican Trading”). Upon the acquisition of Vican Trading, there was an implied option for either party to rescind the original acquisition. During the year that option was exercised and on December 20, 2011, we again changed our business when we unwound the acquisition of Vican Trading and acquired all of the assets of Med Ex Direct, Inc., a Florida-based provider of management services in respect of the distribution of diabetic supplies, principally to Hispanic patients (hereafter, “Med Ex Florida”). On March 21-22, 2012, we again changed our business to become an oil & gas exploration, and development company when we unwound the purchase of the assets of Med Ex Florida and acquired three separate working interests in two oil & gas wells located in Jefferson County, Mississippi.

Until May 2011, we operated as a real estate investment services and management company focusing on distressed multifamily properties in select U.S. markets. We managed limited partnerships that invest in residential multifamily real property in the southern United States and we received management fees and carried interests from the operations, sale or refinancing of these properties. We also managed the tenancy, redevelopment, and repairs of these properties through the Company or an affiliate from which we also received fees and other compensation. Our future business is based on the exploration, development, drilling, and production of various oil and gas properties. We expect to align with industry partners in respect of the drilling and operation of these wells. Our long-term focus is to grow and develop existing oil and gas leasehold interests and acquire new interests within and without the continental United States. In addition, we intend to acquire interests in older wells that, with the application of newer technologies, may increase production and reserves..

Chene C. Gardner is the sole member of the board of directors, as well as our Chief Executive Officer and Secretary. Our principal office is located at 11650 South State Street, Suite 240, Draper, Utah 84020. We have one employee and utilize the services of various contract personnel from time to time.

We are filing this prospectus in connection with the issuance of 1,943,634 shares of Class B common shares to our stockholders of record at a ratio of 1 share of Class B common stock for every 1,000 shares of Class A common stock issued and outstanding as of October 15, 2013. We will not issue fractional shares and will round each fractional share up to the nearest whole share. Additionally, we will also round up to 200 Class B common shares for each shareholder whose holdings would otherwise be less than 200 shares following the Share Exchange.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file quarterly and annual reports, as well as other information with the SEC under File Nos. 333-107179 & 000-51210. Such reports and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and at various regional and district offices maintained by the SEC throughout the United States. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports and other information regarding us and other registrants that file electronic reports and information with the SEC.

Table of Contents	2

SUMMARY OF THE OFFERING

Securities Offered

We have approved the issuance of 1,943,634 shares of our Class B common stock in exchange for all of our Class A common stock. Certificates representing those shares will not be issued by the Company unless and until the Company’s Registration Statement, of which this prospectus forms a part, has been declared effective.

Offering Price	The Class B Holders may reoffer and resell their shares of Class B common stock at a price of $0.0002 per share as quoted on the OTC, at other prevailing prices, or at privately negotiated prices.
Shares Outstanding

We are authorized to issue 350,000,000 shares of Class A common stock, and 50,000,000 shares of Class B common stock. Both classes of common stock have a par value of $0.001 per share. As of the date of this prospectus, we have no shares of Class A Common stock outstanding and 1,943,634 shares of Class B common stock outstanding, although certificates representing our Class B common stock will not be issued until our registration statement, of which this prospectus forms a part, has been declared effective by the SEC. (see “Business – Summary of Share Exchange” on page 19).

We have designated 100 of the Company’s authorized 20,000,000 shares of preferred stock as Series A Preferred Stock, par value $0.001 per share. All 100 shares of our Series A Preferred Stock are outstanding and, although these shares are not convertible into common stock and carry no dividend, distribution, or liquidation rights, each share of Series A Preferred Stock holds 10,000,000 voting rights and is entitled to vote together with our holders of common stock on all matters.

We have also designated 10,000,000 of the Company’s authorized 20,000,000 shares of preferred stock as Series C Preferred Stock, par value $0.001 per share. The Series C Preferred Stock is convertible into 1,000 shares of common stock and is entitled to vote together with holders of the Company’s common stock on all matters upon which common stockholders may vote. No shares of Series C Preferred Stock are outstanding, and we have no plans to issue any shares of Series C Preferred Stock in the future.

Symbol for Our Common Stock	VCAN.
Use of Proceeds	We will not receive any of the proceeds from the Share Exchange, or any subsequent resale of the registered shares.
Distribution Arrangements

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, resell any or all of their shares of common stock on the OTC or other market or trading platform on which our shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. We will not be involved in any of the selling efforts of the selling stockholders.

Risk Factors	An investment in our common stock is subject to significant risks that you should carefully consider before investing in our common stock. For a further discussion of these risk factors, please see “Risk Factors” beginning on page 3.
Table of Contents	3

RISK FACTORS

An investment in our securities involves certain risks relating to our business and operations. You should carefully consider these risks, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our Company. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the years ended December 31, 2014 and 2013, were prepared assuming that we will continue our operations as a going concern. We do not, however, have a history of operating profitably. Consequently, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Our continued operations are highly dependent upon our ability to increase revenues, decrease operating costs, and complete equity and/or debt financings. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. We estimate that we will not be able to continue as a going concern after December 31, 2015 unless we are able to secure capital from one of these sources of financing. If we are unable to secure such financing, we may cease operations and investors in our common stock could lose all of their investment.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, and audit committee oversight. We have not yet adopted any of these corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

As a smaller public company, our costs of complying with SEC reporting rules are disproportionately high relative to other larger companies.

Vican is considered a “reporting issuer” under the Securities Exchange Act of 1934, as amended. Therefore, we incur certain costs of compliance with applicable SEC reporting rules and regulations including, but not limited to attorneys fees, accounting and auditing fees, other professional fees, financial printing costs and Sarbanes-Oxley compliance costs in an amount estimated at approximately $25,000 per year. In proportion to our operations, these costs are far more significant than our publicly-traded competitors. Unless we are able to reduce these costs or increase our operating revenues, our costs to remain a reporting issuer will limit our ability to use our cash resources for other more productive uses that could provide returns to our shareholders.

Table of Contents	4

We are highly dependent upon a few key oil & gas leases, the termination of which would have a material adverse effect on our business and financial condition.

Although we intend to grow Vican to become a larger oil & gas exploration company, at present we have only a few key holdings that are subject to various performance criteria typical of oil and gas leasehold interests. We are therefore highly dependent upon the lease agreements. The termination of any of our oil & gas lease agreements would have a material adverse effect on our business and financial condition, and we cannot guarantee that we will be able to replace any such agreements with others.

We face exposure from changes in oil & gas prices because we do not employ hedging strategies.

Oil & gas prices have been extremely volatile in the recent past, are likely to continue to be volatile in the future and depend on factors outside of our control, such as:

•	expected and actual supply and demand for oil & gas;
•	political conditions;
•	laws and regulations related to environmental matters, including those mandating or incentivizing alternative energy sources or otherwise addressing global climate change;
•	changes in pricing or production controls;
•	technological advances affecting energy consumption and supply;
•	energy conservation efforts;
•	price and availability of alternative fuels; and
•	weather.

We have not employed the use of derivatives of other hedging strategies to guard against losses caused by any of these factors in respect of any long-term supply contracts that we may enter into.

If we are unable to retain our staff, our business and results of operations could be harmed.

Our ability to compete with other oil & gas Companies, and develop our business is largely dependent on the services of Chene Gardner, our Chief Executive Officer, and other employees and contractors which assist him in management and operation of the business. If we are unable to retain Mr. Gardner’s services and to attract other qualified senior management and key personnel on terms satisfactory to us, our business will be adversely affected. We do not have key man life insurance covering the life of Mr. Gardner and, even if we are able to afford such a key man policy, our coverage levels may not be sufficient to offset any losses we may suffer as a result of Mr. Gardner’s death, disability, or other inability to perform services for us.

We may acquire businesses and enter into joint ventures that will expose us to increased operating risks.

As part of our growth strategy, we intend to acquire other oil & gas leases and other related businesses. We cannot provide any assurance that we will find attractive acquisition candidates in the future, that we will be able to acquire such candidates on economically acceptable terms or that we will be able to finance acquisitions on economically acceptable terms. Even if we are able to acquire new businesses in the future, they could result in the incurrence of substantial additional indebtedness and other expenses or potentially dilutive issuances of equity securities and may affect the market price of our common stock or restrict our operations. We have also entered into joint venture arrangements intended to complement or expand our business and will likely continue to do so in the future. These joint ventures are subject to substantial risks and liabilities associated with their operations, as well as the risk that our relationships with our joint venture partners do not succeed in the manner that we anticipate.

Table of Contents	5

We face intense competition and, if we are not able to effectively compete in our markets, our revenues may decrease.

Competitive pressures in our markets could adversely affect our competitive position, leading to a possible loss of customers or a decrease in prices, either of which could result in decreased revenues and profits. Our competitors are numerous, ranging from large multinational corporations, which have significantly greater capital resources than us, to relatively small and specialized firms. We also compete with the major oil producers. Our business could be adversely affected because of increased competition from these oil companies.

Current and future litigation could adversely affect us.

We are not currently involved in any legal proceedings. However, we may become involved in other legal proceedings in our ordinary course of business. Lawsuits and other legal proceedings can involve substantial costs, including the costs associated with investigation, litigation and possible settlement, judgment, penalty or fine. As a smaller company, the collective costs of litigation proceedings can represent a drain on our cash resources, as well as an inordinate amount of our Management’s time and addition. Moreover, an adverse ruling in respect of certain litigation could have a material adverse effect on our results of operation and financial condition.

We have limited the liability of our board of directors and management.

We have adopted provisions in our Articles of Incorporation which limit the liability of our directors and officers and have also adopted provisions in our bylaws which provide for indemnification by the Company of our officers and directors to the fullest extent permitted by Nevada corporate law. Our Articles of Incorporation generally provide that our directors shall have no personal liability to the Company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit our shareholders’ ability to hold directors liable for breaches of fiduciary duty.

Our share structure could impede a non-negotiated change of control of the Company.

We have issued all 100 shares of our designated Series A Preferred Stock. Each share of Series A Preferred Stock, although not convertible into common stock, has 10,000,000 votes per share and is entitled to vote together with our common stockholders on all matters. Consequently, any attempt to take over the Company without the consent of our Series A Preferred stockholders would be extremely difficult to achieve. Because of the disproportionate voting control of our Series A Preferred Stock, the holder(s) of our Series A Preferred Stock could inhibit, delay, or frustrate entirely an attempt by others to take over control of our Company and could prevent our shareholders from obtaining a premium for their shares.

Risks Relating To This Offering and Our Common Stock

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

We have approved the issuance to our stockholders of 1,943,634 shares of our Class B common stock in exchange for their Class A common shares. Out stockholders may resell their shares of Class B common stock through this prospectus. Should the selling stockholders decide to sell our shares at a price below the current market price at which they are quoted, such sales will cause that market price to decline. Moreover, given the lack of trading volume in our shares, the offer or sale of a large number of shares at any price may cause the market price to fall. A steep decline in the price of our common stock would adversely affect our ability to raise additional equity capital, and even if we were successful in raising such capital, the terms of such raise may be substantially dilutive to current shareholders.

Table of Contents	6

The market price of our common stock may fluctuate significantly.

The market price and marketability of shares of our common stock may be affected significantly by numerous factors, including some over which we have no control and which may not be directly related to us. These factors include the following:

•	Our relatively small number of outstanding shares;
•	The lack of trading volume in our shares;
•	Price and volume fluctuations in the stock market from time to time, which often are unrelated to our operating performance;
•	Variations in our operating results;
•	Any shortfall in revenue or any increase in losses from expected levels;
•	Announcements of new initiatives, joint ventures, or commercial arrangements; and
•	General economic trends and other external factors.

If the trading price of our common stock falls significantly following completion of this offering, this may cause some of our shareholders to sell our shares, which would further adversely affect the trading market for, and liquidity of, our common stock. If we seek to raise capital through future equity financings, this volatility may adversely affect our ability to raise such equity capital.

Though our common stock is quoted on the OTC, there is no liquidity and no established public market for our common stock, which means that it will be difficult to sell your shares.

Our common stock is quoted on the OTC under the symbol “VCAN”. There is, however, presently no active public market in our shares. We cannot assure you that such an active market for our common stock will develop. The over-the-counter market is a significantly more limited market than established trading markets such as the New York Stock Exchange or Nasdaq. Broker dealers may not be willing to make a market in our shares. In addition, the OTC and similar quotation services are often characterized by low trading volumes, and price volatility, which may make it difficult for an investor to sell our common stock on acceptable terms.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock”. Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Table of Contents	7

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We have never paid a dividend and we intend to retain any future earnings to finance the development and expansion of our business. Consequently, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. We cannot assure you that stockholders will be able to sell shares when desired.

PLAN OF DISTRIBUTION

As of the date of this prospectus, our shares of common stock are quoted on the OTC. The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices.

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Table of Contents	8

If we are notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stocks under the Exchange Act. The shares may remain penny stocks for the foreseeable future. The classification of our shares as penny stocks makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in Vican Resources, Inc. will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document approved by the SEC, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

Table of Contents	9

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M of the Securities Exchange Act of 1934. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

DETERMINATION OF THE OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

Table of Contents	10

selling stockholders

The selling stockholders may offer and sell, from time to time, any or all of the Class B common stock issued. Because the selling stockholders may offer all or only some portion of the 1,943,634 shares of Class B common stock to be registered, we cannot estimate the amount or percentage of these shares of common stock that will be retained by the selling stockholders. Consequently, we have assumed, for purposes of the table below, that none of the selling stockholders have sold any of their shares of common stock.

The computation of ownership in the table below is not made pursuant to the beneficial ownership rules of the Commission under “Security Ownership of Certain Beneficial Owners and Management” on page 23, but is instead based solely upon the name of the titled holder of such shares as at July 30, 2015, the most recent practicable date. Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. All shareholders designated with a reference to footnote number eight have had no material relationship with the Company or any of its predecessors or affiliates during the three-year period prior to the date of this offering. To our knowledge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Stockholder	Total Shares of Class B Common Stock to be Registered in this Offering	Percent of Class
ALAN PLANT	200	*
ALAN REID	200	*
ALASTAIR MURRAY	200	*
ANDREW C WEISS	200	*
ANTHONY HOUGH	200	*
ANTHONY RAWLE	200	*
ASHISH KUMAR	2,666	*
ASIF DAKRI	1,250	*
BARRY RADEL	200	*
BEAU FINEBERG	200	*
BRIAN COOKE	200	*
BRIAN SANDS	200	*
BRIDGETON HOLDING INC	300	*
BRYAN DAWES	200	*
CEDE & CO.	22,024	*
CHARLOTTE REVESZ	200	*
CHENE GARDNER & ASSOCIATES INC	5,000	*
CHRIS EDMONDSON	200	*
CHRIS RULE	200	*
CHRIS TWIST	200	*
CYRUS BOGA	600,000	30.87%
CORNELIU TELEGARU	200	*
DAVID BEEBY	200	*
DAVID CHINN	200	*
DAVID FREEMAN	200	*
DAVID HOUGHTON	200	*

Table of Contents	11

Name of Selling Stockholder	Total Shares of Class B Common Stock to be Registered in this Offering	Percent of Class
DAVID J ANDREWS IRA ACCOUNT 1109-1738	5,000	*
DAVID LIONEL HAMMOND	200	*
DAVID M. KITTRELL	1,215	*
DAVID MACKEY	200	*
DAVID MATTHEWS JONES	200	*
DAVID WHITE	200	*
DENNIS J BRECKENRIDGE	200	*
DENNIS KARGBO-REFFELL	200	*
DEREK THOMSON	200	*
DIMITRIOS GOUNTIS	200	*
DON WALTON	200	*
DR PURNENDU GHOSH	200	*
ED BUNDT	200	*
ERIC HIRST	200	*
ERIC MALINSKI	200	*
ERNEST E. & MABLE M. KELLY JT TEN	200	*
FIVE STAR IR INC	5,000	*
GEORGE GILES	200	*
GEORGE GWYNFOR EVANS	200	*
GEORGE MASTROKASTIS	200	*
GERARD A CHARETTE	400	*
GORDON FRANK WHEELER	200	*
H CLAIR KING	200	*
HELENE LEVY	200	*
HUGH JOHN GALLOWAY	200	*
HUW ROBERTS	200	*
IAN STEELE	200	*
JACK R & MARY L HOLYCROSS JT TEN	200	*
JACOB J. & TRACEY L. ECKERT JT TEN	200	*
JAMES CAPPELLO	200	*
JAMES SCOTT	200	*
JAMSHEED MINWALLA	1,400	*
JANE TANNER	200	*
JASON KENNETH JONES	200	*
JOE ALVARO	200	*
JOHN A MARTINS	200	*
JOHN CLENTON	200	*
JOHN COX	200	*
JOHN D THOMAS	1,729	*
JOHN EGAN	200	*

Table of Contents	12

Name of Selling Stockholder	Total Shares of Class B Common Stock to be Registered in this Offering	Percent of Class
JOHN ELDER	200	*
JOHN F. MEGGISON	200	*
JOHN FRANCIS MCMASTER	200	*
JOHN HACKER	200	*
JOHN J BANDA DARLENE M BANDA TR 01/06/89	400	*
JOHN MORRIS	200	*
JOHN THORNBORROW	200	*
JONATHAN EAST	200	*
JOSEPH J MAJOR	200	*
JOSEPH J. MAJOR D.O.P.C. DENIFED BEN	200	*
KENNETH I DENOS PC	1,235,000	63.54%
KENNETH T. BERRY	200	*
KULJINDER CHASE	2,666	*
LARRY CAHILL	200	*
LINDA OLIVER	200	*
MARTIN FORMSTONE	200	*
MELVIN WENTZ	200	*
MICHAEL DARKE	200	*
MICHAEL THOMPSON	200	*
MICHAEL WILLIAM EDMONDSON	200	*
NASSER AHMAD	2,666	*
NICK TRIPODIS	200	*
OURTEN B & IRENE S SCULLEN JT TEN	200	*
PAMELA RUPERT	5,000	*
PATRICK GWILLIAM	200	*
PAUL TAN	1,138	*
PETER LAW	200	*
PETER STEVEN BIEBER	200	*
PHILIP THOMPSON	200	*
PHILIP WALKER	200	*
R. BLAKE WATSON	200	*
RAY ZAJAC	200	*
RAYMOND H. & MARGARET I, PUHL JT TEN	200	*
RICHARD DRUMMOND MINOPRIO	200	*
ROB CONDON	2,450	*
ROBERT BARTLE	200	*
ROBERT MITCHELL	200	*
ROBERT NOLAN	200	*
ROBERT SOAMES	200	*
ROBERT WATSON	200	*

Table of Contents	13

Name of Selling Stockholder	Total Shares of Class B Common Stock to be Registered in this Offering	Percent of Class
ROGER ANTHONY COLEMAN	200	*
ROGER FASELT	200	*
ROGER JAMES	200	*
ROYSTON VALENTINE BELDAM	200	*
ROZY VENTURES LLC	200	*
SAMUEL OHWESI	200	*
SCOTT GELBARD	200	*
SIERRA VISTA HOLDINGS INC	25,000	1.29%
SIMON COX	200	*
STEPHEN TEASDALE	200	*
STEVE NARIMORE	200	*
STEVEN YATES	200	*
STUART PETTY	200	*
SUSANNE WINTERS	200	*
TERRY BARTON	200	*
THE REGENCY GROUP, LLC.	1,530	*
TODD GRAFF	200	*
TOM ROSENFELD	200	*
WELLINGTON CAPITAL ENTERPRISES	200	*
WILLIAM E GOFF & HELEN GOFF JT TEN	200	*
WILLIAM ROZAKIS	200	*
ZBIGNIEW WALASZEK	200	*
ZEBRANO FINANCIAL LLC	200	*
Total	1,943,634

* Denotes ownership of less than one percent.

(1) For each selling stockholder, the number of shares of common stock and percentage of ownership is based upon 1,943,634 shares outstanding as of July 30, 2015. As of such date there are no shares of common stock subject to options, warrants, and/or conversion rights held directly by any selling stockholder that are currently exercisable or exercisable within 60 days. The table above attributes ownership to the named holder of the common stock and to no other person. The table also assumes that each selling stockholder will sell all of his, her, or its shares in the offering. Please review the tables set forth in “Security Ownership of Beneficial Owners and Management” on page 23 to review beneficial ownership of our common stock as of July 30, 2015, according to the Commission’s beneficial ownership rules.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Except for the issuance of the Class B shares as described in this prospectus and the transactions described under “Certain Relationships and Related Transactions” on page 21, there is no prior or existing material relationship between us or any of our directors, executive officers, or control persons and any of the selling stockholders.

Table of Contents	14

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the OTC under the symbol “VCAN”. We had approximately 130 registered holders of our common stock as of July 30, 2015. Registered holders do not include those stockholders whose stock has been issued in street name. The last reported price for our common stock on July 30, 2015 was $0.0002 per share.

The following table reflects the high and low closing sales prices per share of our common stock during each calendar quarter as reported on the OTC, during the two fiscal years ended December 31, 2014 and the first two quarters of 2015:

	Price Range(1)
	High	Low
Fiscal 2015
Second quarter	$0.01	$0.0002
First quarter	$0.001	$0.0002

Fiscal 2014
Fourth quarter	$0.001	$0.001
Third quarter	$0.03	$0.0001
Second quarter	$0.016	$0.0002
First quarter	$0.019	$0.0004

Fiscal 2013
Fourth quarter	$0.02	$0.0005
Third quarter	$0.01	$0.0001
Second quarter	$0.0004	$0.0004
First quarter	$0.0004	$0.0003

____________________

(1)	The above quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

Dividends and Distributions

We have not paid any cash dividends on our common stock since inception and do not anticipate paying cash dividends in the foreseeable future. We expect that that any future earnings will be retained for use in developing and/or expanding our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are an oil & gas exploration and development, and distribution company. Our principal sources of revenue are expected to be from the extraction, refining, and distribution of oil & gas. General and administrative expenses have been comprised of administrative wages and benefits; occupancy and office expenses; outside legal, accounting and other professional fees; travel and other miscellaneous office and administrative expenses. Selling and marketing expenses include selling/marketing wages and benefits, advertising and promotional expenses, as well as travel and other miscellaneous related expenses.

Because we have incurred losses, income tax expenses are immaterial. No tax benefits have been booked related to operating loss carryforwards, given our uncertainty of being able to utilize such loss carryforwards in future years. We anticipate incurring additional losses during the coming year.

Table of Contents	15

Results of Operations

Years Ended December 31, 2014 and 2013

Revenues. Net revenues for both years ended December 31, 2014 and 2013 were $-0-.

Selling General and Administrative Expenses (“SG&A”). Total selling, general and administrative expense for the year ended December 31, 2014 of $181,790 consisted primarily of professional fees of $171,721, rent expense of $6,000 and other miscellaneous expenses. Our SG&A expenses for the year ended December 31, 2013 was $178,581. The increase in SG&A expenses is due primarily to the increase in legal and accounting fees associated with the Company filings with the Securities and Exchange Commission.

Other Income (Expense). Other expense for years ended December 31, 2014 and 2013 were $87,755 and $68,231, respectively. Included in this category is interest expense which includes amortization of debt discount of $-0- and $22,090, respectively for the years ended December 31, 2014 and 2013. Other interest expense in 2014 and 2013 amounted to $87,755 and $46,141, respectively, related to promissory notes issued by the Company.

Net Income (Loss). Net loss for the year ended December 31, 2014 was $269,545 compared to net loss of $246,812 for the year ended December 31, 2013.

Three Months Ended March 31, 2015 and 2014

Revenues. For the three months ended March 31, 2015, net revenues were $-0- compared to $-0- for the three months ended March 31, 2014.

Selling General and Administrative Expenses .. Selling, general and administrative expenses for the three months ended March 31, 2015 were $47,648 compared to $39,447 for the three months ended March 31, 2014. The Company expects selling, general and administrative expenses to increase in the future.

Other Income (Expenses). Other expenses for the three months ended March 31, 2015 were $21,661 compared to $21,549 for the three months ended March 31, 2014. Included in this category is interest expense related to promissory notes issued by the Company.

Net Income (Loss). Net loss for the three months ended March 31, 2015 was $69,309 compared to a net loss of $60,996 for the three months ended March 31, 2014.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Subsequent Events

The Company has evaluated subsequent events for the quarter ended March 31, 2015 through the date the financial statements were issued, and concluded there were no other events or transactions, other than those disclosed above, occurring during this period that required recognition or disclosure in its financial statements.

BUSINESS

Our Company

Vican Resources, Inc. was incorporated in the State of Nevada on September 5, 2002. From July 2009 until May 2011, we operated as a real estate services firm, seeking to capitalize on the real estate opportunities resulting from the dislocation in the credit markets, and by extension, the multifamily housing market, by acquiring, rehabilitating, stabilizing and selling distressed multifamily properties in the southern United States, predominantly in Texas.

Table of Contents	16

On May 26, 2011, we changed our business when we sold our real estate services division and acquired all of the outstanding shares of Vican Trading, Inc., a Montreal-based purchaser and seller of metals, ores, and other commodities (hereafter, “Vican Trading”). Upon the acquisition of Vican Trading, there was an implied option for either party to rescind the original acquisition. During the year that option was exercised and on December 20, 2011, we again changed our business when we unwound the acquisition of Vican Trading and acquired all of the assets of Med Ex Direct, Inc., a Florida-based provider of management services in respect of the distribution of diabetic supplies, principally to Hispanic patients (hereafter, “Med Ex Florida”). On March 21-22, 2012, we again changed our business to become an oil & gas exploration, and development company when we unwound the purchase of the assets of Med Ex Florida and acquired three separate working interests in two oil & gas wells located in Jefferson County, Mississippi.

Operations

Until May 2011, we operated as a real estate investment services and management company focusing on distressed multifamily properties in select U.S. markets. We managed limited partnerships that invest in residential multifamily real property in the southern United States and we received management fees and carried interests from the operations, sale or refinancing of these properties. We also managed the tenancy, redevelopment, and repairs of these properties through the Company or an affiliate from which we also received fees and other compensation. Our future business is based on the exploration, development, drilling, and production of various oil and gas properties. We expect to align with industry partners in respect of the drilling and operation of these wells. Our long-term focus is to grow and develop existing oil and gas leasehold interests and acquire new interests within and without the continental United States. In addition, we intend to acquire interests in older wells that, with the application of newer technologies, may increase production and reserves.

Market

Generally. Global demand for energy continues to grow, especially in developing countries such as China and India, as the oil and gas industry continues to search for new sources of energy. Increasingly, oil and gas are found in challenging areas, such as deep water, arctic regions and politically challenged regions of the world.

For the past five years, however, the headline for the industry has been the dramatic development of unconventional oil and gas in the U.S., such as shale gas and tight oil. Unlocked by technological advancements, development of these resources continues to change the global landscape of oil and gas.

The oil and gas industry is highly susceptible to extreme fluctuations in energy-related commodity prices, which in turn has a corresponding effect on the level of drilling and exploration activity and the costs associated therewith. Such volatility is also represented in the trends, however disparate, of supplies, demand, and price movements of crude oil and natural gas. Oil and gas industry revenues grew in excess of 7% per annum, on average, from 2007-2012. However, due to the global recession, oil and gas revenues were moderate in 2013. Since July 2014, West Texas Intermediate and Brent prices have fallen more than 40 percent, potentially postponing higher cost new shale and deepwater projects in North America.

Crude Oil. The EIA forecasts that Brent crude oil prices will average $58/bbl in 2015 and $75/bbl in 2016 with West Texas Intermediate prices expected to be $3/bbl to $4/bbl below Brent. The total U.S. crude oil production is expected to average 9.3 million bbl/d in 2015, with a projected increase to 9.5 million bbl/d in 2016.

Natural Gas. Natural gas working inventories in January 2015 were 9% higher than the same time a year ago and 2% below the previous five-year average. The EIA expects a reduction in the Henry Hub natural gas spot price to an average of $3.52/MMBtu this winter compared with $4.51/MMBtu last winter, reflecting both lower-than-expected space heating demand and higher natural gas production this winter. The EIA expects the Henry Hub natural gas spot price to average $3.44/MMBtu in 2015 and $3.86/MMBtu in 2016, compared with $4.39/MMBtu in 2014.

Table of Contents	17

Regulation

Federal and state regulations control various aspects of drilling and operating oil and gas wells, including care of the environment, the safety of workers and the public, and the relations with the owners and occupiers of surface lands within or near the leasehold acreage. The effect of these regulations is, invariably, to increase the cost of operations. The costs of compliance with state regulations include a permit for drilling a well before beginning a project. Other compliance matters have to do with keeping the property free of oil spills and the plugging of non-productive wells.

Oil and gas exploration, drilling, and production activities are also subject to private property rights. Owners of real property also own the rights to the minerals underneath the surface, unless such mineral rights have been sold or transferred by a previous landowner. Oil and gas rights held by the United States government are managed by the Bureau of Land Management in conjunction with the U.S. Forest Service pursuant to a variety of federal statutes.

Environmental impacts of oil and gas production include produced water and drilling waste. Wastes that cannot be reused or recycled must be stored or disposed of in some manner, increasing the land area affected by oil and gas extraction and raising concerns over potential leaking of drilling fluids and other wastes from storage sites. Some petroleum industry operations have been responsible for water pollution through by-products of refining and oil spills. The combustion of fossil fuels produces greenhouse gases and other air pollutants as byproducts. Pollutants include nitrogen oxides, sulphur dioxide, volatile organic compounds and heavy metals.

Competition

The oil & gas business is highly competitive. Our competitors and potential competitors include major oil companies, resellers, and independent distributors of varying sizes. Most of our competitors have greater resources than we do and therefore have greater leverage with respect to securing long-term oil & gas leases, and delivery and supply contracts. We believe a high degree of competition in this industry will continue for the foreseeable future.

Employees

As of July 30, 2015, we have 1 employee, although we intend to hire additional personnel to pursue our business as an oil and gas exploration and development company. Although national unemployment rates remain high relative to historical averages, there exists a significant amount of competition for skilled personnel in the oil and gas services industry. Nevertheless, we expect to be able to attract and retain such additional employees as are necessary, commensurate with the anticipated future expansion of our business. Further, we expect to continue to use consultants, contract labor, attorneys and accountants as necessary.

Properties

Our principal executive offices are located at 11650 South State Street, Suite 240, Draper, Utah 84020. We believe that our office facilities are suitable and adequate for our operations as currently conducted and contemplated.

Legal Proceedings

We are not currently subject to any legal proceedings, and to the best of our knowledge, no such proceeding is threatened, the results of which would have a material impact on our properties, results of operation, or financial condition. Nor, to the best of our knowledge, are any of our officers or directors involved in any legal proceedings in which we are an adverse party.

From time to time, we are also a party to certain legal proceedings incidental to the normal course of our business including the enforcement of our rights under contracts with purchasers and suppliers. While the outcome of these legal proceedings cannot at this time be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

Table of Contents	18

Summary of Share Exchange

On September 24, 2013, the Company converted 1,825,000 shares of our Series C Preferred Stock (“Series C Conversion”), which amount represents all of the issued and outstanding shares of Series C Preferred Stock, into 1,825,000,000 shares of our Class A common stock. As a result of this conversion, there are no shares of Series C Preferred Stock outstanding. Immediately following the Series C Conversion, the Board of Directors of the Company approved the Plan of Share Exchange (the "Plan"). The Plan allows for the conversion of 1,914,840,020 shares of Class A common stock, which amount represents all of the outstanding shares of common stock of the Company, into 1,943,634 shares of Class B common stock. As a result, the Company has no shares of Class A Common stock outstanding, and 1,943,634 shares of Class B common stock outstanding. Certificates representing the shares of Class B common stock will not be issued or distributed until the Company’s Registration Statement, of which this prospectus forms a part, has been declared effective by the U.S. Securities and Exchange Commission.

During the process of converting our Series C Preferred Stock into Class A common stock and subsequently exchanging all of our Class A common stock into Class B common stock, we temporarily exceeded the number of authorized shares of our common stock, even though certificates for the 1,825,000,000 shares of Class A common stock were not actually distributed. Since the Share Exchange immediately followed the conversion of our Series C Preferred Stock, we now have a sufficient number of our common shares authorized for issuance.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Board of Directors

Our board of directors consists of the following individual:

Name and Year First Elected Director(1)	Age	Background Information
Chene C. Gardner (2014)	50

Mr. Gardner, age 50, is the President of Chene C. Gardner & Associates, Inc., a company which provides accounting services and specializes in assisting public entities with their filings with the Securities and Exchange Commission. Mr. Gardner has previously served as the Chief Financial Officer and Principal Executive Officer of the Company. Mr. Gardner also currently serves as Financial Controller of several public companies such as Start Scientific, Inc., Fuelstream, Inc., Helmer Directional Drilling, Inc. and Uplift Nutrition, Inc. All these companies are filers of reports pursuant to requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). Mr. Gardner also serves as an executive officer and director of Start Scientific, Inc. Mr. Gardner also assists several non-public companies with their accounting functions. Mr. Gardner has five years of auditing and accounting experience with the firm of Deloitte & Touche LLP from June 1990 to August, 1995, serving clients in the banking, manufacturing, and retail industries. Mr. Gardner holds Bachelor and Master of Accounting degrees from Weber State University.

(1) The business address of our sole director is 11650 South State Street, Suite 240, Draper, UT 84020.

Director Independence

No member of our Board of Directors is considered an “independent director” as such term is defined in the published listing requirements of the New York Stock Exchange.

Compensation of Directors

Although we anticipate compensating the members of our board of directors in the future at industry levels, current members are not paid cash compensation for their service as directors. Each director may be reimbursed for certain expenses incurred in attending board of directors and committee meetings.

Table of Contents	19

Board of Directors Meetings and Committees

Although various items were reviewed and approved by the Board of Directors via unanimous written consent during the years ended December 31, 2013, and 2014, and the quarter ended March 31, 2015, the Board held no in-person meetings.

We do not have Audit or Compensation Committees of our board of directors. Because of the lack of financial resources available to us, we also do not have an “audit committee financial expert” as such term is described in Item 401 of Regulation S-K promulgated by the SEC.

Executive Officers

Chene C. Gardner is our sole executive officer, serving as our Chief Executive Officer and Secretary, as well as our principal accounting and financial officer. Mr. Gardner’s business background is as follows:

Name and Year First Appointed as Executive Officer	Age	Background Information
Chene C. Gardner (2014)	50	Mr. Gardner, age 50, is the President of Chene C. Gardner & Associates, Inc., a company which provides accounting services and specializes in assisting public entities with their filings with the Securities and Exchange Commission. Mr. Gardner has previously served as the Chief Financial Officer and Principal Executive Officer of the Company. Mr. Gardner also currently serves as Financial Controller of several public companies such as Start Scientific, Inc., Fuelstream, Inc., Helmer Directional Drilling, Inc. and Uplift Nutrition, Inc. All these companies are filers of reports pursuant to requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). Mr. Gardner also serves as an executive officer and director of Start Scientific, Inc. Mr. Gardner also assists several non-public companies with their accounting functions. Mr. Gardner has five years of auditing and accounting experience with the firm of Deloitte & Touche LLP from June 1990 to August, 1995, serving clients in the banking, manufacturing, and retail industries. Mr. Gardner holds Bachelor and Master of Accounting degrees from Weber State University.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2010 and 2011, certain of our independent directors and our former advisory board member were each paid for each quarter of service in shares of our common stock with a value equal to $5,000 per quarter.

On April 15, 2011, we redeemed 70,798,500 shares of common stock (the “Redeemed Shares”) held by Cumbria Capital, L.P. (“Cumbria”), a Texas limited partnership owned and controlled by Cyrus Boga, then the Company’s Chief Executive Officer, in exchange for a convertible promissory note in the original principal amount of $700,000 which has since been converted as described below (hereafter, the “Cumbria Note”) into 100,000 shares of Series “A” shares of Preferred Stock that is not entitled to dividends or distributions or convertible into common stock, but collectively holds 1,000,000,000 voting rights and are entitled to vote together with holders of our common stock on all matters upon which our common stockholders may vote.

On April 28, 2011, we issued an aggregate of 5,000,000 shares of common stock each to Chene C. Gardner & Associates, Inc. and Kenneth I. Denos, P.C. which are respectively owned and controlled by Chene Gardner, our Chief Financial Officer, and Kenneth Denos, a member of our Board of Directors.

On October 12, 2011, we issued an aggregate of 400,000 shares of Series C Preferred Stock to Kenneth I. Denos, P.C. and 800,000 shares of Series C Preferred Stock to Acadia Group, Inc., both of which are owned and controlled by Kenneth Denos, a member of our Board of Directors.

Table of Contents	20

On September 24, 2013, the Company converted 1,825,000 shares of our Series C Preferred Stock, which amount represents all of the issued and outstanding shares of Series C Preferred Stock, into 1,825,000,000 shares of our Class A common stock. As a result of this conversion there are no shares of Series C Preferred Stock outstanding. The shares of Series C Preferred Stock are beneficially held by Cyrus Boga and Kenneth I. Denos, both members of our Board of Directors.

On September 24, 2013, the Company converted the Cumbria Note into 100 shares of Series A Preferred Stock. Cumbria is a Texas limited partnership owned and controlled by Cyrus Boga, a member of our Board of Directors. Although the Preferred Stock carries no dividend, distribution, or liquidation rights, and is not convertible into common stock, each share of Series A Preferred Stock carries 10,000,000 votes per share and is entitled to vote with the Company’s common stockholders on all matters upon which common stockholders may vote. As a result, Mr. Boga holds a controlling beneficial interest in the Company and Mr. Boga may unilaterally determine the election of the Board and other substantive matters requiring approval of the Company’s stockholders.

EXECUTIVE COMPENSATION

The following table summarizes the total compensation for the two fiscal years ended December 31, 2014, and the quarter ended March 31, 2015, of each person who served as our principal executive officer or principal financial and accounting officer collectively, (the “Named Executive Officers”) including any other executive officer who received more than $100,000 in annual compensation from the Company. Except as noted in footnote (2) below, we did not award cash bonuses, stock awards, stock options or non-equity incentive plan compensation to any Named Executive Officer during the two years ended December 31, 2014, thus these items are omitted from the table below:

Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Awards	All Other Compensation	Total

Chene C. Gardner(1)	2015	$ —	$ —	$ —	$ —
Chief Executive Officer,	2014	$ —	$ —	$ —	$ —
Secretary and Chief Financial Officer	2013	$ —	$ —	$ —	$ —

Maryorie Michelle Rivas Batista (5)	2015	$ —	$ —	$ —	$ —
Chief Executive Officer,	2014	$ —	$ —	$ —	$ —
President, and Secretary	2013	$ —	$ —	$ —	$ —

(1)	Appointed as Chief Executive Officer, Secretary and Chief Financial Officer on May 31, 2011.
(2)	Appointed as Chief Executive Officer, President and Secretary on May 27, 2014. Replaced on August 18, 2014.

There is no other arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as such.

Outstanding Equity Awards at Fiscal Year-End

We did not grant any equity awards to our Named Executive Officers or directors during the two years ended December 31, 2014 and 2013 and the quarter ended March 31, 2015.

Director Compensation

During 2011, each of our independent directors received a cash fee of $2,000 per quarter and shares of our common stock with a value equal to $5,000, calculated as of the last day of the quarter. We discontinued this policy in 2012. If we retain additional independent directors in the future, we reserve the right to compensate them in accordance with industry standards as may be determined by our Board of Directors. All directors are reimbursed for reasonable and necessary expenses incurred in their capacities as such.

Table of Contents	21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership of each of our directors and executive officers, and each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and our executive officers and directors as a group, as of July 30, 2015. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Unless otherwise indicated, we believe that each beneficial owner set forth in the table has sole voting and investment power and has the same address as us. Our address is 11650 South State Street, Suite 240, Draper, Utah 84020. The following table describes the ownership of our voting securities, based on 1,943,634 shares of Class B common stock outstanding. (i) by each of our officers and directors, (ii) all of our officers and directors as a group, and (iii) each person known to us to own beneficially more than 5% of our common stock or any shares of our preferred stock.

Name of Beneficial Owner(1)	Number of Class B Common Shares Beneficially Owned(2)	Percent of Class(3)
Cyrus Boga(4)	600,000	30.87%
Kenneth Denos(5)	1,235,000	63.54%
Chene Gardner(6)	5,000	*
All officers and directors as a group (1 person)	5,000	*

* Indicates ownership of less than one percent (1%).

(1)     The address of each officer, director, and beneficial owner is c/o Vican Resources, Inc., 11650 South State Street, Suite 240, Draper UT 84020.

(2)     The number of shares of Class B common stock beneficially owned by any shareholder is determined by the sum of (i) all shares of common stock held directly or indirectly by such shareholder, and (ii) shares of common stock subject to options, warrants and/or conversion rights deemed beneficially owned by the shareholder that are currently exercisable or exercisable within 60 days.

(3)     The calculation of percentage of beneficial ownership is based upon: (i) 1,943,634 shares of Class B common stock outstanding as of July 30, 2015, and (ii) shares of common stock subject to options, warrants and/or conversion rights deemed beneficially held by the shareholder that are currently exercisable or exercisable within 60 days. The percentage ownership of any shareholder is determined by assuming that the shareholder has exercised all options, warrants, and conversion rights to obtain additional securities, and that no other shareholder has exercised such rights. Except as otherwise indicated below, the persons and entity named in the table have sole voting and investment power with respect to all shares of common stock and voting rights shown as beneficially owned by them, subject to applicable community property laws.

(4)     Director of the Company. If the votes of the Series A Preferred Stock are taken into account, Mr. Boga would beneficially hold 99.87% of the voting securities of the Company.

(5)     Director and principal beneficial shareholder of the Company. Includes 1,235,000 shares of common stock held directly by Kenneth I. Denos, P.C., a professional corporation owned by Mr. Denos.

(6)     Chief Financial Officer and principal executive officer of the Company. Includes 5,000 shares of Class B common stock held directly by Chene C. Gardner & Associates, Inc., a corporation owned and controlled by Mr. Gardner.

Table of Contents	22

DESCRIPTION OF CAPITAL STOCK

The selling stockholders are offering up to 1,943,634 shares of Class B common stock for resale in quoted or private transactions, at fixed or negotiated prices. The following description of our capital stock is based on relevant portions of the Nevada Revised Statutes, or the “NRS”, and on our Articles of Incorporation (also sometimes referred to as our “charter”) and Bylaws. This summary may not contain all of the information that is important to you, and we refer you to the NRS and our Articles of Incorporation and Bylaws for a more detailed description of the provisions summarized below.

Vican was organized as a corporation under the laws of the State of Nevada on September 5, 2002. Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share and 20,000,000 shares of preferred stock, par value $0.001 per share. As of July 30, 2015, there were approximately 130 record holders of our common stock. There are no outstanding options or warrants to purchase our stock.

Our charter provides that our board of directors may not amend our Articles of Incorporation without approval of our shareholders, including holders of our preferred shares. A decrease or increase in the number of shares of capital stock which we may issue would require an amendment of our charter.

Following the Share Exchange, and as of July 30, 2015, we had 0 shares of Class A common stock outstanding, 1,943,634 shares of Class B common stock outstanding, 100 shares of Series A Preferred Stock outstanding, and 0 shares of Series C Preferred Stock outstanding.

Title of Class	Amount Authorized	Amount Held by Us or for our Account(1)	Amount Outstanding Exclusive of Amounts Shown Under(1)
Class A Common stock, par value $.001 per share	350,000,000	—	—
Class B Common stock, par value $.001 per share	50,000,000	—	1,943,634
Series A Preferred stock, par value $.001 per share (2)	100	—	100
Series C Preferred stock, par value $.001 per share	10,000,000	—	—
Undesignated Preferred stock, par value $.001 per share	9,999,900	—	—
	420,000,000	0	1,938,731

____________________

(1)	Calculated as of July 30, 2015.

(2)	Shares of our Series A Preferred Stock are not convertible into common stock. See “Preferred Stock” below.

Common Stock

Our charter authorizes us to issue up to 350,000,000 shares of Class A common stock, and 50,000,000 shares of Class B common stock. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our common stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on an as converted basis on all matters submitted to a vote of stockholders, including the election of directors.

Table of Contents	23

Preferred Stock

Our charter authorizes us to issue up to 20,000,000 shares of preferred stock. We have designated 100 of the Company’s authorized 20,000,000 shares of preferred stock as Series A Preferred Stock, par value $0.001 per share. All 100 shares of our Series A Preferred Stock are outstanding and, although not convertible into common stock and carries no dividend, distribution, or liquidation rights, each share of Series A Preferred Stock holds 10,000,000 voting rights and is entitled to vote together with our common stock on all matters. Consequently, the holder of our Series A Preferred Stock is able to unilaterally control the election of our board of directors and, ultimately, the direction of our Company. Additionally, we have designated 10,000,000 of the Company’s authorized 20,000,000 shares of preferred stock as Series C Preferred Stock, par value $0.001 per share. Each share of Series C Preferred Stock is convertible into 1,000 shares of common stock and is entitled to vote together with holders of the Company’s common stock on all matters upon which common stockholders may vote. No shares of Series C Preferred Stock are outstanding, and we have no plans to issue any shares of Series C Preferred Stock in the future.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Pursuant to our charter and under the Nevada Revised Statutes (hereafter, the “NRS”), our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Nevada law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to our directors, officers, employees and agents (and any other persons to which applicable law permits us to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Provisions of the NRS and Our Charter and Bylaws

Our charter and bylaws provide that our board of directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.

Business Combinations

Section 78.438 of the NRS, is applicable to corporations organized under the laws of the State of Nevada. Subject to certain exceptions set forth therein, Section 78.438 of the NRS provides that a corporation shall not engage in any business combination with any “interested stockholder” for a two-year period following the date that such stockholder becomes an interested stockholder. Under certain circumstances, Section 78.438 of the NRS makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a two-year period, although the stockholders may, by adopting an amendment to the corporation's charter or by-laws, elect not to be governed by this section. Our charter and by-laws do not exclude us from the restrictions imposed under Section 78.438 of the NRS. It is anticipated that the provisions of Section 78.438 of the NRS may encourage companies interested in acquiring us to negotiate in advance with the board of directors.

Table of Contents	24

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 1, 2014, Vican Resources, Inc. (the “Company”) was informed by its independent registered public accounting firm, Morrill & Associates, LLC, ("M&A"), that M&A has combined its public audit practice with Pritchett Siler & Hardy, P.C., (“PSH”) effective April 1, 2014. As a result, M&A effectively resigned as the Company's independent registered public accounting firm and PSH became the Company's independent registered public accounting firm. The engagement of PSH as the Company's independent registered public accounting firm was approved by the Board of Directors of the Company on April 1, 2014.

The principal accountant's reports of M&A on the financial statements of the Company as of and for the two years ended December 31, 2012 and December 31, 2011 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. The principal accountant’s reports of M&A on the financial statements of the Company for the years ended December 31, 2012 and 2011 contained an explanatory paragraph disclosing the uncertainty regarding the Company’s ability to continue as a going concern.

During the two years ended December 31, 2012 and December 31, 2011, and through the date of this 8-K including the first, second and third quarter 2013 interim periods, there were no disagreements with M&A on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to M&A satisfaction would have caused it to make reference thereto in connection with its reports on the financial statements for such years. During the two years ended December 31, 2012 and December 31, 2011 and through the date of this 8-K, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

On January 22, 2015 Vican Resources, Inc. (hereafter, “we” “us” “our” or the “Company”) dismissed its independent registered accountant, Pritchett, Siler & Hardy, P.C. (hereafter “PSH”). The Company engaged PSH as its independent registered accountant on April 1, 2014.

The report of PSH regarding the Company’ financial statements for the fiscal year ended December 31, 2013, as well as the financial statements of the Company contained in its annual report on Form 10-K for the fiscal year ended December 31, 2013, did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that such report on our financial statements contained an explanatory paragraph in respect to uncertainty as to the Company's ability to continue as a going concern.

During the period from April 1, 2014 through to January 22, 2015, the date of dismissal, there were no disagreements with PSH on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PSH would have caused it to make reference to the subject matter of the disagreements in connection with its report.

LEGAL MATTERS

The legality of certain securities offered by this prospectus will be passed upon for us by Kenneth I. Denos, P.C., Draper, UT (“KIDPC”). KIDPC is a holder of 1,235,000 shares of our Class B common stock. KIDPC is a professional corporation owned and controlled by Kenneth I. Denos, the sole shareholder of KIDPC.

EXPERTS

The unaudited financial statements for the quarter ended March 31, 2015 have been reviewed by Michael T. Studer, CPA, P.C., independent registered public accounting firm. Additionally, the audited financial statements of the Company as of December 31, 2014, and for the period ended December 31, 2014 included in this prospectus have been audited by Michael T. Studer, CPA, P.C. The audited financial statements of the Company as of December 31, 2013, and for the period ended December 31, 2013 included in this prospectus have been audited by Pritchett, Siler, & Hardy, P.C., also an independent registered public accounting firm. Such financial statements have been so included in reliance on the reports given upon the authority of said firms as experts in accounting and auditing.

Table of Contents	25

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, or the Securities Act, with respect to our shares of Class B common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or exhibits and schedules thereto. For further information with respect to our business and our securities, reference is made to the registration statement, including the amendments, exhibits and schedules thereto contained in the registration statement.

We also file annual, quarterly and current periodic reports and other information with the SEC under the Securities Exchange Act of 1934. You can inspect these reports and other information, as well as the registration statement and the related exhibits and schedules, without charge, at the public reference facilities of the SEC at room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site that contains reports and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Information contained on the SEC’s web site about us is not incorporated into this prospectus, and you should not consider information contained on the SEC’s web site to be part of this prospectus.

Table of Contents	26

PART C---OTHER INFORMATION

Item 25. Financial Statements and Exhibits

1. Financial Statements

The following financial statements of Vican Resources, Inc. are included in Part A “Information Required in a Prospectus” of the Registration Statement:

VICAN RESOURCES, INC.

All other information required in the financial statement schedules has been incorporated in the financial statements or notes thereto or has been omitted since the information is not applicable or not present in amounts sufficient to require submission of the schedule.

Table of Contents	F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Vican Resources, Inc.

I have audited the accompanying balance sheet of Vican Resources, Inc. (the “Company”)as of December 31, 2014 and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vican Resources, Inc. as of December 31, 2014 and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MICHAEL T. STUDER, CPA, P.C.

Michael T. Studer, CPA, P.C.

Freeport, New York

April 14, 2015

Table of Contents	F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Vican Resources, Inc.

Salt Lake City, Utah

We have audited the accompanying balance sheet of Vican Resources, Inc. as of December 31, 2013 and the related statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vican Resources, Inc. as of December 31, 2013 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has suffered recurring losses, has no assets, and has no significant current operations which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.

Salt Lake City, Utah

April 11, 2014

Table of Contents	F-3

VICAN RESOURCES, INC.
BALANCE SHEETS

ASSETS
	December 31,	December 31,
	2014	2013

TOTAL ASSETS	$—	$—

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable and accrued liabilities	$318,817	$70,962
Advances from related parties	58,968	37,278
Advances from third party	6,865	6,865
Notes payable to related parties	873,944	873,944

Total Current Liabilities	1,258,594	989,049

TOTAL LIABILITIES	1,258,594	989,049

STOCKHOLDERS' DEFICIT

Preferred stock, $0.001 par value; 20,000,000 shares authorized:
Series A Preferred Stock, $0.001 par value; 100 and
100 shares issued and outstanding, respectively	—	—
Series B Preferred Stock, $0.001 par value; -0- and -0- shares
issued and outstanding, respectively	—	—
Series C Preferred Stock, $0.001 par value; -0- and
-0- shares issued and outstanding, respectively	—	—
Common stock, $0.001 par value; 400,000,000 shares authorized:
Class A Common Stock, $0.001 par value; -0- and -0- shares
issued and outstanding, respectively	—	—
Class B Common Stock, $0.001 par value; 1,943,634 and
1,943,634 shares issued and outstanding, respectively	1,944	1,944
Additional paid-in capital	1,915,914	1,915,914
Accumulated deficit	(3,176,452)	(2,906,907)

Total Stockholders' Deficit	(1,258,594)	(989,049)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$—	$—

The accompanying notes are an integral part of these financial statements.

Table of Contents	F-4

VICAN RESOURCES, INC.
STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2014	2013

NET REVENUES	$—	$—

OPERATING EXPENSES

Selling, general and administrative expense	181,790	178,581

Total Operating Expenses	181,790	178,581

LOSS FROM OPERATIONS	(181,790)	(178,581)

OTHER INCOME (EXPENSES)

Interest expense (including amortization of debt
discount of $-0-, and $22,090, respectively	(87,755)	(68,231)

Total Other Income (Expenses)	(87,755)	(68,231)

LOSS BEFORE INCOME TAXES	(269,545)	(246,812)

INCOME TAX EXPENSE	—	—

NET LOSS	$(269,545)	$(246,812)

BASIC:
Net loss per common share	$(0.14)	$(0.32)

Weighted average shares outstanding	1,943,634	764,764

The accompanying notes are an integral part of these financial statements.

Table of Contents	F-5

VICAN RESOURCES, INC.
STATEMENTS OF STOCKHOLDERS' DEFICIT
For the period January 1, 2011 through December 31, 2014

	Series A		Series B		Series C		Class A		Class B		Additional
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Common Stock		Paid-in	Accumulated
	Shares	Par	Shares	Par	Shares	Par	Shares	Par	Shares	Par	Capital	Deficit	Total

Balance, January 1 , 2013	—	$—	—	$—	1,825,000	$1,825	89,840,019	$89,841	—	$—	$1,369,206	$(2,660,095)	$(1,199,223)

Conversion of preferred stock for
common stock	—	—	—	—	(1,825,000)	(1,825)	1,825,000,000	1,825,000	—	—	(1,823,175)	—	—

Conversion of class A common stock
to class B common stock	—	—	—	—	—	—	(1,914,840,019)	(1,914,841)	1,943,634	1,944	1,912,897	—	—

Preferred stock issued for
conversion of debt	100	—	—	—	—	—	—	—	—	—	456,986	—	456,986

Net loss for the year ended
December 31, 2013	—	—	—	—	—	—	—	—	—	—	—	(246,812)	(246,812)

Balance, December 31, 2013	100	—	—	—	—	—	—	—	1,943,634	1,944	1,915,914	(2,906,907)	(989,049)

Net loss for the year ended
December 31, 2014	—	—	—	—	—	—	—	—	—	—	—	(269,545)	(269,545)

Balance, December 31, 2014	100	$—	—	$—	—	$—	—	$—	1,943,634	$1,944	$1,915,914	$(3,176,452)	$(1,258,594)

The accompanying notes are an integral part of these financial statements.

Table of Contents	F-6

VICAN RESOURCES, INC.
STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(269,545)	$(246,812)
Adjustments to reconcile net loss to net
cash used by operating activities:
Amortization of debt discount	—	22,090
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	247,855	206,568

Net Cash Used by Operating Activities	(21,690)	(18,154)

CASH FLOWS FROM INVESTING ACTIVITIES:	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from related party advances	21,690	18,154

Net Cash Provided by Financing Activities	21,690	18,154

NET CHANGE IN CASH AND CASH EQUIVALENTS	—	—

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash Payments For:
Interest	$—	$—
Income taxes	$—	$—

Non-cash investing and financing activity:
Conversion of Series C Preferred Stock to
Class A Common Stock	$—	$1,823,175
Conversion of Class A Common Stock to
Class B Common Stock	$—	$1,912,897
Series A Preferred Stock issued for conversion of debt	$—	$456,986

The accompanying notes are an integral part of these financial statements.

Table of Contents	F-7

VICAN RESOURCES, INC.

Notes to the Financial Statements

December 31, 2014 and 2013

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

a. Organization and Description of Business

Vican Resources, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on September 5, 2002 under the name of “Tremont Fair, Inc.” From July 2009 until May 2011, the Company operated as a real estate services firm, seeking to capitalize on the real estate opportunities resulting from the dislocation in the credit markets, and by extension, the multifamily housing market, by acquiring, rehabilitating, stabilizing and selling distressed multifamily properties in the southern United States, predominantly in Texas. On May 26, 2011, the Company changed its name to Vican Resources, Inc. and changed its business model when it sold the real estate services division and acquired all of the outstanding shares of Vican Trading, Inc., a Montreal-based purchaser and seller of metals, ores, and other commodities (hereafter, “Vican Trading”). Upon the acquisition of Vican Trading, there was an implied option for either party to rescind the original acquisition. During the year that option was exercised and on December 20, 2011, the Company again changed its business when it unwound the acquisition of Vican Trading and acquired all of the assets of Med Ex Direct, Inc., a Florida-based provider of management services in respect of the distribution of diabetic supplies, principally to Hispanic patients (hereafter, “Med Ex Florida”). On March 22, 2012, the Company again changed its business to become an oil & gas exploration, development, and distribution company when we unwound the purchase of the assets of Med Ex Florida and acquired three separate working interests in two oil & gas wells located in Jefferson County, Mississippi. In consideration of the assignments the Company is to pay all costs and expenses associated with the development of the working interests. To date there have been no costs incurred or required.

b. Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year end.

c. Cash and Cash Equivalents

Cash Equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition.

d. Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

e. Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense is included in selling, general and administrative expenses in the statements of operations. Advertising expense for the years ended December 31, 2014 and 2013 was $-0-.

f. Basic and Diluted Net Loss Per Share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

Table of Contents	F-8

VICAN RESOURCES, INC.

Notes to the Financial Statements

December 31, 2014 and 2013

For the year ended December 31, 2013, the common shares underlying the 1,825,000 shares of Series C Preferred Stock outstanding from January 1, 2013 to September 24, 2013 were excluded from the calculation of diluted shares outstanding as their inclusion would be anti-dilutive.

g. Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed. An allowance against deferred tax assets is recorded, when it is more likely than not that such tax benefits will not be realized.

h. Reclassifications

Certain amounts in the accompanying financial statements have been reclassified to conform to the current year presentation. These reclassifications have no material affect on the financial statements.

i. Recent Accounting Pronouncements

We have reviewed accounting pronouncements issued during the past two years and have adopted any that are applicable to our company. We have determined that none had a material impact on our financial position, results of operations, or cash flows for the years ended December 31, 2014 and 2013.

j. Financial Instruments

On January 1, 2008, the Company adopted FASB ASC 820-10-50, “Fair Value Measurements.” This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures.  The three levels are defined as follows:

- Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

- Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

- Level 3 inputs to valuation methodology are unobservable and significant to the fair value measurement.

The carrying amounts reported in the balance sheets for current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

Table of Contents	F-9

VICAN RESOURCES, INC.

Notes to the Financial Statements

December 31, 2014 and 2013

NOTE 2 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following:
	December 31,
	2014	2013
Kenneth I. Denos, P.C. – legal services	$112,500	$22,500
Chene C. Gardner & Associates, Inc.- accounting services	75,000	15,000
Rent	7,500	1,500
Other vendors	14,634	10,173
Accrued interest on notes payable to related parties	109,183	21,789
Total	$318,817	$70,962

Kenneth I. Denos, P.C. is the majority common stockholder of the Company and is controlled by Kenneth I. Denos, director of the Company from December 20, 2011 to May 27, 2014. Under a verbal agreement commencing January 2012, Kenneth I. Denos, P.C. has provided legal services to the Company for accrued compensation of $7,500 per month.

Chene C. Gardner & Associates Inc. is controlled by Chene C. Gardner, Chief Financial Officer of the Company from May 31, 2011 to May 27, 2014 and sole officer and director of the Company from August 18, 2014 to present. Under a verbal agreement commencing June 2011, Chene C. Gardner & Associates, Inc. has provided accounting services to the Company for accrued compensation of $5,000 per month.

NOTE 3 - ADVANCES FROM RELATED PARTIES

Advances from related parties, which are all non-interest bearing and due on demand, consist of the following:
	December 31,
	2014	2013
Cumbria Capital, L.P.	$37,278	$37,278
Kenneth I. Denos, P.C.	17,861	—
John D. Thomas, P.C.	3,829	—
Total	$58,968	$37,278

Cumbria Capital, L.P. is a Texas limited partnership controlled by Cyrus Boga, director of the Company from December 15, 2011 to May 27, 2014. Through its ownership of 100 shares of the Series A Preferred Stock (10,000,000 votes per share), Cumbria Capital, L.P. has voting control of the Company.

John D. Thomas, P.C. is controlled by John D. Thomas, former director of the Company.

Table of Contents	F-10

VICAN RESOURCES, INC.

Notes to the Financial Statements

December 31, 2014 and 2013

NOTE 4 - NOTES PAYABLE TO RELATED PARTIES

Notes payable to related parties consist of the following:
	December 31,
	2014	2013
Kenneth I. Denos, P.C., interest at 10%, due March 29, 2014 (in default)	$402,500	$402,500
Kenneth I. Denos, P.C., interest at 10%, due March 29, 2014 (in default)	311,973	311,973
Chene C. Gardner & Associates, Inc., interest at 10%, due March 29, 2014 (in default)	140,000	140,000
Due other entities affiliated with Kenneth I. Denos, P.C., interest at 10%, due March 29, 2014 (in default)	19,471	19,471
Total	$873,944	$873,944

NOTE 5 - COMMON AND PREFERRED STOCK TRANSACTIONS

All common share issuances were recorded at market value on the date of issuance.

On September 24, 2013, the Company converted a certain promissory note, in the original principal amount of $400,000 held by Cumbria Capital, L.P. (“Cumbria”), into 100 shares of Series A Preferred Stock. Cumbria is a Texas limited partnership owned and controlled by Cyrus Boga, a director of the Company from December 15, 2011 to May 27, 2014. Although the Preferred Stock carries no dividend, distribution, or liquidation rights, and is not convertible into common stock, each share of Series A Preferred Stock carries 10,000,000 votes per share and is entitled to vote with the Company’s common stockholders on all matters upon which common stockholders may vote. As a result, Cumbria holds a controlling voting interest in the Company and Mr. Boga may unilaterally determine the election of the Board and other substantive matters requiring approval of the Company’s stockholders.

On September 24, 2013, the Company converted 1,825,000 shares of our Series C Preferred Stock (“Series C Conversion”), which amount represents all of the issued and outstanding shares of Series C Preferred Stock, into 1,825,000,000 shares of our Class A common stock. As a result of this conversion, there are no shares of Series C Preferred Stock outstanding. Immediately following the Series C Conversion, the Board of Directors of the Company approved the Plan of Share Exchange (the "Plan"). The Plan allows for the conversion of 1,914,840,019 shares of Class A common stock, which amount represents all of the outstanding shares of common stock of the Company, into 1,943,634 shares of Class B common stock. As a result, the Company has no shares of Class A Common stock outstanding, and 1,943,634 shares of Class B common stock outstanding.

Certificates representing the shares of Class B common stock will not be distributed until the Company’s Registration Statement has been declared effective by the U.S. Securities and Exchange Commission.

During the process of converting our Series C Preferred Stock into Class A common stock and subsequently exchanging all of our Class A common stock into Class B common stock, we temporarily exceeded the number of authorized shares of our common stock, even though certificates for the 1,825,000,000 shares of Class A common stock were not actually distributed. Since the Share Exchange immediately followed the conversion of our Series C Preferred Stock, we now have a sufficient number of our common shares authorized for issuance.

Table of Contents	F-11

VICAN RESOURCES, INC.

Notes to the Financial Statements

December 31, 2014 and 2013

NOTE 6 - OPTIONS AND WARRANTS

The Company has adopted FASB ASC 718, “Share-Based Payments” (“ASC 718”) to account for its stock options. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model. The assumptions used to calculate the fair value of options granted are evaluated and revised, as necessary, to reflect market conditions and our experience. Compensation expense is recognized only for those options expected to vest, with forfeitures estimated at the date of grant based on our historical experience and future expectations. No stock options or warrants were issued or outstanding during 2014 or 2013.

NOTE 7 - INCOME TAXES

The Financial Accounting Standards Board (FASB) has issued FASB ASC 740-10.  FASB ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  This standard requires a company to determine whether it is more likely than not that a tax position will be sustained will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than- not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.  As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by FASB ASC 740-10.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

At December 31, 2014 the Company had net operating loss carryforwards of approximately $3,200,000 that may be offset against future taxable income through 2034. No tax benefits have been reported in the financial statements, because the potential tax benefits of the net operating loss carry forwards are offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a significant change in ownership occur, net operating loss carryforwards may be limited as to use in the future.

Net deferred tax assets consist of the following components as of December 31, 2014 and 2013:

	2014	2013
Deferred tax assets:
NOL Carryover	$1,216,398	$1,124,753
Valuation allowance	(1,216,398)	(1,124,753)

Net deferred tax asset	$—	$—

Table of Contents	F-12

VICAN RESOURCES, INC.

Notes to the Financial Statements

December 31, 2014 and 2013

The income tax provision (benefit) differs from the amount of income tax determined by applying the U.S. federal income tax rate of 34% to pretax income for the years ended December 31, 2014 and 2013 due to the following:

	2014	2013
Expected tax at 34%	$(91,645)	$(83,916)
Non-deductible amortization of debt discount	—	7,511
Change in valuation allowance	91,645	76,405
Provision for (benefit from) income taxes	$—	$—

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Year ended December 31,
	2014	2013
Beginning balance	$—	$—
Additions based on tax positions related to current year	—	—
Additions for tax positions of prior years	—	—
Reductions for tax positions of prior years	—	—
Reductions in benefit due to income tax expense	—	—
Ending balance	$—	$—

At December 31, 2014, the Company had no unrecognized tax benefits that, if recognized, would affect the effective tax rate.

The Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The Company includes interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations in the provision for income taxes.  As of December 31, 2014 and 2013, the Company had no accrued interest or penalties related to uncertain tax positions.

The tax years that remain subject to examination by major taxing jurisdictions are those for the years ended December 31, 2013, 2012 and 2011.

NOTE 8 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has sustained significant net losses which have resulted in an accumulated deficit at December 31, 2014 of $3,176,452, has negative working capital, and negative cash flows from operations, all of which raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company believes these conditions have resulted from the inherent risks associated with small companies. Such risks include, but are not limited to, the ability to (i) generate revenues and sales of its products and services at levels sufficient to cover its costs and provide a return for investors, (ii) attract additional capital in order to finance growth, (iii) further develop and successfully market commercial products and services, and (iv) successfully compete with other comparable companies having financial, production and marketing resources significantly greater than those of the Company.

Table of Contents	F-13

VICAN RESOURCES, INC.

Notes to the Financial Statements

December 31, 2014 and 2013

We are presently seeking additional debt and equity financing to provide sufficient funds for payment of obligations incurred and to fund our ongoing business plan.

We expect to generate revenue pursuant to our new business plan as an oil and gas exploration, development, and production company and expect to rely on equity and debt financings to fund our capital resources requirements. We will be dependent on additional debt and equity financing to develop our new business but we cannot assure you that any such financings will be available or will otherwise be made on terms acceptable to us, or that our present shareholders might suffer substantial dilution as a result.

Table of Contents	F-14

VICAN RESOURCES, INC.
BALANCE SHEETS

ASSETS
	March 31,	December 31,
	2015	2014

TOTAL ASSETS	$—	$—

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable and accrued liabilities	$377,315	$318,817
Advances from related parties	69,779	58,968
Advances from third party	6,865	6,865
Notes payable to related parties	873,944	873,944

Total Current Liabilities	1,327,903	1,258,594

TOTAL LIABILITIES	1,327,903	1,258,594

STOCKHOLDERS' DEFICIT

Preferred stock, $0.001 par value; 20,000,000 shares authorized:
Series A Preferred Stock, $0.001 par value; 100 and
100 shares issued and outstanding, respectively	—	—
Series B Preferred Stock, $0.001 par value; -0- and -0- shares
issued and outstanding, respectively	—	—
Series C Preferred Stock, $0.001 par value; -0- and
-0- shares issued and outstanding, respectively	—	—
Common stock, $0.001 par value; 400,000,000 shares authorized:
Class A Common Stock, $0.001 par value; -0- and -0- shares
issued and outstanding, respectively	—	—
Class B Common Stock, $0.001 par value; 1,943,634 and
1,943,634 shares issued and outstanding, respectively	1,944	1,944
Additional paid-in capital	1,915,914	1,915,914
Accumulated deficit	(3,245,761)	(3,176,452)

Total Stockholders' Deficit	(1,327,903)	(1,258,594)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$—	$—

The accompanying notes are an integral part of these financial statements.

Table of Contents	F-15

VICAN RESOURCES, INC.
STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31,
	2015	2014

NET REVENUES	$—	$—

OPERATING EXPENSES

Selling, general and administrative expense	47,648	39,447

Total Operating Expenses	47,648	39,447

LOSS FROM OPERATIONS	(47,648)	(39,447)

OTHER INCOME (EXPENSES)

Interest expense	(21,661)	(21,549)

Total Other Income (Expenses)	(21,661)	(21,549)

LOSS BEFORE INCOME TAXES	(69,309)	(60,996)

INCOME TAX EXPENSE	—	—

NET LOSS	$(69,309)	$(60,996)

BASIC AND DILUTED:
Net loss per common share	$(0.04)	$(0.03)

Weighted average shares outstanding	1,943,634	1,943,634

The accompanying notes are an integral part of these financial statements.

Table of Contents	F-16

VICAN RESOURCES, INC.
STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(69,309)	$(60,996)
Adjustments to reconcile net loss to net
cash used by operating activities:
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	58,498	60,996

Net Cash Used by Operating Activities	(10,811)	—

CASH FLOWS FROM INVESTING ACTIVITIES:	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from related party advances	10,811	—

Net Cash Provided by Financing Activities	10,811	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	—	—

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash Payments For:
Interest	$—	$—
Income taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

Table of Contents	F-17

VICAN RESOURCES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2015 AND 2014

(Unaudited)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Vican Resources, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on September 5, 2002 under the name of “Tremont Fair, Inc.” From July 2009 until May 2011, the Company operated as a real estate services firm, seeking to capitalize on the real estate opportunities resulting from the dislocation in the credit markets, and by extension, the multifamily housing market, by acquiring, rehabilitating, stabilizing and selling distressed multifamily properties in the southern United States, predominantly in Texas. On May 26, 2011, the Company changed its name to Vican Resources, Inc. and changed its business model when it sold the real estate services division and acquired all of the outstanding shares of Vican Trading, Inc., a Montreal-based purchaser and seller of metals, ores, and other commodities (hereafter, “Vican Trading”). Upon the acquisition of Vican Trading, there was an implied option for either party to rescind the original acquisition. During the year that option was exercised and on December 20, 2011, the Company again changed its business when it unwound the acquisition of Vican Trading and acquired all of the assets of Med Ex Direct, Inc., a Florida-based provider of management services in respect of the distribution of diabetic supplies, principally to Hispanic patients (hereafter, “Med Ex Florida”). On March 22, 2012, the Company again changed its business to become an oil & gas exploration, development and distribution company when we unwound the purchase of the assets of Med Ex Florida and acquired three separate working interests in two oil & gas wells located in Jefferson County, Mississippi. In consideration of the assignments the Company is to pay all costs and expenses associated with the development of the working interests. To date there have been no costs incurred or required.

NOTE 2 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Vican Resources, Inc. ("the Company") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s annual report filed with the SEC on Form 10-K for the year ended December 31, 2014. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. Operating results for the three months ended March 31, 2015 are not necessarily indicative of the results to be expected for the year ending December 31, 2015. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent year 2014 as reported in Form 10-K have been omitted.

NOTE 3 - BASIC AND DILUTED NET LOSS PER SHARE

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings (loss) per common share (“EPS”) calculations are determined by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings (loss) per common share calculations are determined by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents (if dilutive) outstanding.

Table of Contents	F-18

VICAN RESOURCES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2015 AND 2014

(Unaudited)

NOTE 4 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following:
	March 31, 2015	December 31, 2014
Kenneth I. Denos, P.C. – legal services	$135,000	$112,500
Chene C. Gardner & Associates, Inc.- accounting services	90,000	75,000
Rent	9,000	7,500
Other vendors	12,583	14,634
Accrued interest on notes payable to related parties	130,732	109,183
Total	$377,315	$318,817

Kenneth I. Denos, P.C. is the majority common stockholder of the Company and is controlled by Kenneth I. Denos, director of the Company from December 20, 2011 to May 27, 2014. Under a verbal agreement commencing January 2012, Kenneth I. Denos, P.C. has provided legal services to the Company for accrued compensation of $7,500 per month.

Chene C. Gardner & Associates Inc. is controlled by Chene C. Gardner, Chief Financial Officer of the Company from May 31, 2011 to May 27, 2014 and sole officer and director of the Company from August 18, 2014 to present. Under a verbal agreement commencing June 2011, Chene C. Gardner & Associates, Inc. has provided accounting services to the Company for accrued compensation of $5,000 per month.

NOTE 5 - ADVANCES FROM RELATED PARTIES

Advances from related parties, which are all non-interest bearing and due on demand, consist of the following:
	March 31, 2015	December 31, 2014
Cumbria Capital, L.P.	$37,278	$37,278
Kenneth I. Denos, P.C.	17,861	17,861
John D. Thomas, P.C.	14,640	3,829
Total	$69,779	$58,968

Cumbria Capital, L.P. is a Texas limited partnership controlled by Cyrus Boga, director of the Company from December 15, 2011 to May 27, 2014. Through its ownership of 100 shares of the Series A Preferred Stock (10,000,000 votes per share), Cumbria Capital, L.P. has voting control of the Company.

Table of Contents	F-19

VICAN RESOURCES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2015 AND 2014

(Unaudited)

John D. Thomas, P.C. is controlled by John D. Thomas, former director of the Company.

NOTE 6 - NOTES PAYABLE TO RELATED PARTIES

Notes payable to related parties consist of the following:
	March 31, 2015	December 31, 2014
Kenneth I. Denos, P.C., interest at 10%, due March 29, 2014 (in default)	$402,500	$402,500
Kenneth I. Denos, P.C., interest at 10%, due March 29, 2014 (in default)	311,973	311,973
Chene C. Gardner & Associates, Inc., interest at 10%, due March 29, 2014 (in default)	140,000	140,000
Due other entities affiliated with Kenneth I. Denos, P.C., interest at 10%, due March 29, 2014 (in default)	19,471	19,471
Total	$873,944	$873,944

NOTE 7 - COMMON AND PREFERRED STOCK TRANSACTIONS

All common share issuances were recorded at market value on the date of issuance.

On September 24, 2013, the Company converted a certain promissory note, in the original principal amount of $400,000 held by Cumbria Capital, L.P. (“Cumbria”), into 100 shares of Series A Preferred Stock. Cumbria is a Texas limited partnership owned and controlled by Cyrus Boga, a director of the Company from December 15, 2011 to May 27, 2014. Although the Preferred Stock carries no dividend, distribution, or liquidation rights, and is not convertible into common stock, each share of Series A Preferred Stock carries 10,000,000 votes per share and is entitled to vote with the Company’s common stockholders on all matters upon which common stockholders may vote. As a result, Cumbria holds a controlling voting interest in the Company and Mr. Boga may unilaterally determine the election of the Board and other substantive matters requiring approval of the Company’s stockholders.

On September 24, 2013, the Company converted 1,825,000 shares of our Series C Preferred Stock (“Series C Conversion”), which amount represented all of the issued and outstanding shares of Series C Preferred Stock, into 1,825,000,000 shares of our Class A common stock. As a result of this conversion, there are no shares of Series C Preferred Stock outstanding. Immediately following the Series C Conversion, the Board of Directors of the Company approved the Plan of Share Exchange (the "Plan"). The Plan allowed for the conversion of 1,914,840,019 shares of Class A common stock, which amount represented all of the outstanding shares of common stock of the Company, into 1,943,634 shares of Class B common stock. As a result, the Company has no shares of Class A Common stock outstanding, and 1,943,634 shares of Class B common stock outstanding.

Certificates representing the shares of Class B common stock will not be distributed until the Company’s Registration Statement has been declared effective by the U.S. Securities and Exchange Commission. During the process of converting our Series C Preferred Stock into Class A common stock and subsequently exchanging all of our Class A common stock into Class B common stock, we temporarily exceeded the number of authorized shares of our common stock, even though certificates for the 1,825,000,000 shares of Class A common stock were not actually distributed. Since the Share Exchange immediately followed the conversion of our Series C Preferred Stock, we now have a sufficient number of our common shares authorized for issuance.

Table of Contents	F-20

VICAN RESOURCES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2015 AND 2014

(Unaudited)

NOTE 8 - INCOME TAXES

The Financial Accounting Standards Board (FASB) has issued FASB ASC 740-10.  FASB ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  This standard requires a company to determine whether it is more likely than not that a tax position will be sustained will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than- not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.  As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by FASB ASC 740-10.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

At December 31, 2014 the Company had net operating loss carryforwards of approximately $3,200,000 that may be offset against future taxable income through 2034. No tax benefits have been reported in the financial statements, because the potential tax benefits of the net operating loss carry forwards are offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a significant change in ownership occur, net operating loss carryforwards may be limited as to use in the future.

Net deferred tax assets consist of the following components as of March 31, 2015 and December 31, 2014:

	March 31, 2015	December 31, 2014
Deferred tax assets:
Net operating loss carryforwards NOL Carryover	$1,239,963	$1,216,398
Valuation allowance	(1,239,963)	(1,216,398)

Net deferred tax asset	$—	$—

The income tax provision (benefit) differs from the amount of income tax determined by applying the U.S. federal income tax rate of 34% to pretax income for the three months ended March 31, 2015 and 2014 due to the following:

	Three Months Ended March 31,
	2015	2014
Expected tax at 34%	$(23,565)	$(20,739)
Change in valuation allowance	23,565	20,739
Provision for (benefit from) income taxes	$—	$—

Table of Contents	F-21

VICAN RESOURCES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2015 AND 2014

(Unaudited)

NOTE 9 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has sustained significant net losses which have resulted in an accumulated deficit at March 31, 2015 of $3,245,761, has negative working capital, and negative cash flows from operations, all of which raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company believes these conditions have resulted from the inherent risks associated with small companies. Such risks include, but are not limited to, the ability to (i) generate revenues and sales of its products and services at levels sufficient to cover its costs and provide a return for investors, (ii) attract additional capital in order to finance growth, (iii) further develop and successfully market commercial products and services, and (iv) successfully compete with other comparable companies having financial, production and marketing resources significantly greater than those of the Company.

We are presently seeking additional debt and equity financing to provide sufficient funds for payment of obligations incurred and to fund our ongoing business plan.

We expect to generate revenue pursuant to our new business plan as an oil and gas exploration, development, and production company and expect to rely on equity and debt financings to fund our capital resources requirements. We will be dependent on additional debt and equity financing to develop our new business but we cannot assure you that any such financings will be available or will otherwise be made on terms acceptable to us, or that our present shareholders might suffer substantial dilution as a result.

Table of Contents	F-22

PROSPECTUS

VICAN RESOURCES, INC.

UP TO 1,943,634 SHARES OF

CLASS B COMMON STOCK

TO BE SOLD BY CURRENT SHAREHOLDERS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the issuer have not changed since the date hereof.

Until October 28, 2015 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS July 30, 2015

Table of Contents	27

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$2.26
Legal fees and expenses	25,000.00
Accounting fees and expenses	5,000.00
Miscellaneous	1,000.00
Total expenses	$31,002.64

Item 14. Indemnification of Directors and Officers

Pursuant to our charter and under the Nevada Revised Statutes, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Nevada law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to directors, officers, employees and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through by-law provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

Item 15. Recent Sales of Unregistered Securities

On March 2, 2011, we converted certain notes issued by the Company into an aggregate of 10,000,000 shares of our common stock.

On April 15, 2011, we redeemed 70,798,500 shares of common stock (the “Redeemed Shares”) held by Cumbria Capital, L.P. (“Cumbria”), a Texas limited partnership owned and controlled by Cyrus Boga, the Company’s then-Chief Executive Officer, in exchange for a convertible promissory note in the original principal amount of $700,000 which has since been converted as described below (hereafter, the “April Note”) and 100,000 shares of Series “A” shares of Preferred Stock that is not entitled to dividends or distributions or convertible into common stock, but contains an aggregate of 1,000,000,000 voting rights and is entitled to vote together with holders of our common stock on all matters upon which common stockholders may vote.

On April 28, 2011, we issued an aggregate of 45,225,000 shares of common stock to various consultants and service providers of the Company.

On May 26, 2011, we issued 25,000,000 shares of common stock in connection with the acquisition of Vican Trading, Inc. These shares were subsequently canceled as part of the unwinding of the acquisition on December 20, 2011.

On October 12, 2011, we issued an aggregate of 1,225,000 shares of Series C Preferred Stock to various officers, directors, and service providers of the Company. Each share of Series C Preferred Stock was convertible into one thousand (1,000) shares of common stock.

On December 20, 2011, we issued an aggregate of 8,750,000 shares of Series B Preferred Stock in connection with the acquisition of certain assets of Med Ex Direct, Inc. These shares were subsequently canceled in connection with the termination of the purchase of the assets on March 21, 2012 as described elsewhere in this report. Also on December 20, 2011, the April Note was converted into an aggregate of 600,000 shares of Series C Preferred Stock, each of which was converted into common stock as described below.

Table of Contents	28

On September 24, 2013, the Company converted 1,825,000 shares of our Series C Preferred Stock (“Series C Conversion”), which amount represents all of the issued and outstanding shares of Series C Preferred Stock, into 1,825,000,000 shares of our Class A common stock. As a result of this conversion, there are no shares of Series C Preferred Stock outstanding. Immediately following the Series C Conversion, the Board of Directors of the Company approved the Plan of Share Exchange (the "Plan"). The Plan allows for the conversion of 1,914,840,020 shares of Class A common stock, which amount represents all of the outstanding shares of common stock of the Company, into 1,943,634 shares of Class B common stock. As a result, the Company has no shares of Class A Common stock outstanding, and 1,943,634 shares of Class B common stock outstanding. Certificates representing the shares of Class B common stock will not be distributed until the Company’s Registration Statement, of which this prospectus forms a part, has been declared effective by the U.S. Securities and Exchange Commission.

During the process of converting our Series C Preferred Stock into Class A common stock and subsequently exchanging all of our Class A common stock into Class B common stock, we temporarily exceeded the number of authorized shares of our common stock, even though certificates for the 1,825,000,000 shares of Class A common stock were not actually distributed. Since the Share Exchange immediately followed the conversion of our Series C Preferred Stock, we now have a sufficient number of our common shares authorized for issuance.

On September 24, 2013, the Company converted a certain promissory note, in the original principal amount of $700,000 held by Cumbria Capital, L.P. (“Cumbria”), into 100 shares of Series A Preferred Stock. Cumbria is a Texas limited partnership owned and controlled by Cyrus Boga, a member of our Board of Directors. Although the Preferred Stock carries no dividend, distribution, or liquidation rights, and is not convertible into common stock, each share of Series A Preferred Stock carries 10,000,000 votes per share and is entitled to vote with the Company’s common stockholders on all matters upon which common stockholders may vote. As a result, Cumbria holds a controlling beneficial interest in the Company and Mr. Boga may unilaterally determine the election of the Board and other substantive matters requiring approval of the Company’s stockholders.

Exemption From Registration Claimed

All of the sales by the Company of its unregistered securities were made by the Company in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”). All of the individuals and/or entities listed above that purchased the unregistered securities were all known to the Company and its management, through pre-existing business relationships. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

With respect to the transactions noted above, no solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of the securities as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

Table of Contents	29

Item. 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of Vican Resources, Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on August 19, 2013).
3.2	Bylaws of Vican Resources, Inc. (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed on March 23, 2012).
5.1	Opinion of Kenneth I. Denos, P.C. *
14.1	Code of Ethics for the Registrant.
21.1	Subsidiaries of the Registrant.
23.1	Consent of Michael T. Studer CPA, P.C.*
23.2	Consent of Pritchett, Siler & Hardy, P.C.

* to be filed by amendment

Item 17. Undertakings

Undertakings of the Registrant

The Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

Table of Contents	30

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Pursuant to our charter and under the Nevada Revised Statutes (hereafter, the “NRS”), our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for authorization of illegal dividend payments or stock redemptions under Nevada law or any transaction from which a director has derived an improper personal benefit. Our charter provides that we are authorized to provide indemnification of (and advancement of expenses) to our directors, officers, employees and agents (and any other persons to which applicable law permits us to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permitted by applicable law.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Table of Contents	31

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah, on the 30th day of July, 2015.

VICAN RESOURCES, INC.

Dated: July 30, 2015	/s/ Chene C. Gardner
Chene C. Gardner
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENT, each person whose signature appears below hereby constitutes and appoints Chene C. Gardner and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chene C. Gardner	Chief Financial Officer and	July 30, 2015
Chene C. Gardner	Sole Director

Table of Contents	32